LIGHTSCAPE TECHNOLOGIES INC.

(the “Company”)

AMENDED AND RESTATED CODE OF ETHICS

(the “Code”)

Adopted by the Board of Directors

December 31, 2008

I.	Objectives

The Company is committed to the highest level of ethical behavior. The Company’s business success depends upon the reputation of the Company and its directors, officers and employees to perform with the highest level of integrity and principled business conduct.

This Code applies to all directors, officers and employees of the Company, including the directors, officers and employees of each of its subsidiaries (collectively, the “Covered Persons”). This Code is designed to deter wrongdoing and to promote all of the following:

•    honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•    full, fair, accurate, timely and understandable disclosure in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•    the prompt internal reporting of violations of the Code to an appropriate person or persons identified herein; and

•	accountability for adherence to the Code.

The Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all Covered Persons of the Company. All Covered Persons should conduct themselves accordingly and seek to avoid the appearance of improper behavior in any way relating to the Company. Compliance with the Code is, first and foremost, the individual responsibility of every Covered Person. Any Covered Person who has any questions about the Code should consult with the Chief Executive Officer, the Company’s board of directors (the “Board”) or the Company’s audit committee (the “Audit Committee”).

Current versions of the Code will be maintained on the Company’s website and distributed periodically to all Covered Persons. The Company will post any amendments or waivers to the Code on the Company’s website.

II.	Honest and Ethical Conduct

Each Covered Person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Covered Persons must adhere to a high standard of business ethics and are expected to make decisions and take actions based on the best interests of the Company, as a whole, and not based on personal relationships or benefits. When in doubt as to whether an action is honest and ethical, each Covered Person shall seek advice from his or her immediate supervisor, senior management, the Board or the Audit Committee, as appropriate.

III.	Conflicts of Interest

Generally, a “conflict of interest” occurs when a Covered Person’s personal interests is, or appears to be, inconsistent with, interferes with or is opposed to the best interests of the Company or gives the appearance of impropriety.

Business decisions and actions must be made in the best interests of the Company and should not be influenced by personal considerations or relationships. Relationships with the Company’s stakeholders - for example suppliers, competitors and customers - should not in any way affect a Covered Person’s responsibility and accountability to the Company. Conflicts of interest can arise when a Covered Person or a member of his or her family receive improper gifts, entertainment or benefits as a result of his or her position in the Company.

The following are examples of activities that give rise to a conflict of interest. These examples do not in any way limit the general scope of the Company’s policy regarding conflicts of interest.

• Where a Covered Person’s association with (or financial interest in) another person or entity would reasonably be expected to interfere with the Covered Person’s independent judgment as to the Company’s best interest, that association or financial interest creates a conflict of interest.

• The holding of a financial interest by a Covered Person in any present or potential competitor, customer, supplier, or contractor of the Company creates a conflict of interest, except where the business or enterprise in which the Covered Person holds such financial interest is publicly owned, and the financial interest of the Covered Person in such public entity constitutes less than one percent (1%) of the ownership of that business or enterprise.

• The acceptance by a Covered Person of a membership on the board of directors, or serving as a consultant or advisor to any board or any management, of a business that is a present or potential competitor, customer, supplier, or contractor of the Company, creates a conflict of interest, unless such relationship is pre-approved in writing by the principal executive officer of the Company.

• Engaging in any transaction involving the Company, from which the Covered Person can benefit financially or otherwise, apart from the usual compensation received in the ordinary course of business, creates a conflict of interest. Such transactions include lending or borrowing money, guaranteeing debts, or accepting gifts, entertainment, or favors from a present or potential competitor, customer, supplier, or contractor of the Company.

• The use or disclosure of any unpublished information regarding the Company, obtained by a Covered Person in connection with his or her employment for personal benefit, creates a conflict of interest.

It is our policy and it is expected that all Covered Persons should endeavor to avoid all situations that present an actual or apparent conflict of interest. All actual or apparent conflicts of interest must be handled honestly and ethically. If a Covered Person suspects that he or she may have a conflict of interest, that Covered Person is required to report the situation to, and to seek guidance from, his or her immediate supervisor or senior management, as appropriate. For purposes of this Code, directors, the principal executive officer, the principal financial officer and the principal accounting officer shall report any such conflict or potential conflict situations to the chairman of the Audit Committee. Officers (other than the principal executive officer, principal financial officer and principal accounting officer) and employees of the Company shall report any such situations to their immediate supervisor. It is the responsibility of the Audit Committee chairman to determine if a conflict of interest exists or whether such situation is likely to impair the Covered Person’s ability to perform his or her assigned duties with the Company, and if such situation is determined to present a conflict, to determine the necessary resolution.

IV.	Compliance with Applicable Laws, Rules and Regulations

Full compliance with the letter and the spirit of all applicable governmental laws, rules and regulations, and applicable rules and listing standards of any national securities exchange on which the Company’s securities may be listed, is one of the foundations on which this Company’s ethical policies are built. All Covered Persons must understand and take responsibility for the Company’s compliance with the applicable governmental laws, rules and regulations of the cities, states and countries in which the Company operates, and for complying with the applicable rules and listing standards of any national securities exchange on which the Company’s securities may be listed.

V.	Rules to Promote Full, Fair, Accurate, Timely and Understandable Disclosure

As a public Company, the Company has a responsibility to report financial information to security holders so that they are provided with accurate information in all material respects about the Company’s financial condition and results of operations. The Company takes its public disclosure responsibility seriously to ensure that these reports furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of the Company. All disclosures contained in reports and documents filed with or submitted to the SEC, or other government agencies, on behalf of the Company or contained in other public communications made by the Company must be complete and correct in all material respects and understandable to the intended recipient.

The Covered Persons, in relation to his or her area of responsibility, must be committed to providing timely, consistent and accurate information, in compliance with all legal and regulatory requirements. It is imperative that this disclosure be accomplished consistently during both good times and bad and that all parties in the marketplace have equal or similar access to this information. A Covered Person who is unsure of whether any particular disclosure is required under any applicable laws, rules or regulations shall discuss the situation with the Company’s legal counsel to prevent possible misunderstandings.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the book” funds, assets or liabilities should not be maintained unless permitted by applicable law or regulation. Covered Persons involved in the preparation of the Company’s financial statements must prepare those statements in accordance with generally accepted accounting principles in the United States of America, consistently applied, and any other applicable accounting standards and rules so that the financial statements materially, fairly and completely reflect the business transactions and financial statements and related condition of the Company. Further, it is important that financial statements and related disclosures be free of material errors.

The Company is committed to develop and operate a system of internal control policy over financial reporting and accounting record, to ensure all internal transactions are properly authorized and record, and compliance with all applicable laws. The internal controls include but not limit to written policies and procedures, superior examination and monitoring, budget control and other inspection and settlement. The Company is committed to develop and operate a system of disclosure procedures, to ensure all information is disclosed in accordance with the requirement of related supervision authorities and rules.

All Covered Persons must report any questionable accounting or auditing matters that may come to their attention. This applies to all reports or records prepared for internal or external purposes. If any Covered Person has concerns or complaints regarding questionable accounting or auditing matters of the Company, the Covered Person shall report such matters to his or her immediate supervisor. If the immediate supervisor is involved in the questionable accounting or auditing matter, or does not timely resolve the Covered Person’s concern, the Covered Person should submit their concerns to the internal audit department and/or the chairman of the Audit Committee of the Company. The internal audit department will then exercise the discretion to do further investigation. Any result will be reported to the Audit Committee. The reporting of any such matters may be done on a confidential basis, at the election of the Covered Person making the report.

Specifically, each Covered Person must:

1.           familiarize himself or herself with the disclosure requirements generally applicable to the Company;

2.           not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, including the Company’s independent auditors, governmental regulators, self-regulating organizations and other governmental officials;

3.           to the extent that he or she participates in the creation of the Company’s books and records, promote the accuracy, fairness and timeliness of those records; and

4.           in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

VI.	Confidentiality

Covered Person must maintain the confidentiality of confidential information entrusted to them by the Company of its customers, suppliers, joint venture partners, or others with whom the Company is considering a business or other transaction except when disclosure is authorized by an executive officer or required or mandated by laws or regulations. Confidential information includes all non-public information that might be useful or helpful to competitors or harmful to the Company or its customers or suppliers, if disclosed. It also includes information that suppliers, customers and other parties have entrusted to the Company. The obligation to preserve confidential information continues even after employment ends.

Records containing personal data about employees or private information about customers and their employees are confidential. They are to be carefully safeguarded, kept current, relevant and accurate. They should be disclosed only to authorized personnel or as required by law.

All inquiries regarding the Company from non-employees, such as financial analysts and journalists, should be directed to the Board or the Audit Committee. The Company’s policy is to cooperate with every reasonable request of government investigators for information. At the same time, the Company is entitled to all the safeguards provided by law for the benefit of persons under investigation or accused of wrongdoing, including legal representation. If a representative of any government or government agency seeks an interview or requests access to data or documents for the purposes of an investigation, the Covered Person should refer the representative to the Board or the Audit Committee. Covered Persons also should preserve all materials, including documents and e-mails that might relate to any pending or reasonably possible investigation.

VII.	Trading on Inside Information

Covered Persons who have access to, or knowledge of, material non-public information from or about the Company are prohibited from buying, selling or otherwise trading in the Company’s stock or other securities. “Material non-public” information includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities.

Covered Persons also are prohibited from giving “tips” on material non-public information, that is directly or indirectly disclosing such information to any other person, including family members, other relatives and friends, so that they may trade in the Company’s stock or other securities.

Furthermore, if, during the course of a Covered Person’s service with the Company, he or she acquires material non-public information about another company, such as one of our customers or suppliers, or you learn that the Company is planning a major transaction with another company (such as an acquisition), the Covered Person is restricted from trading in the securities of the other company.

VIII.     Reporting Actual and Potential Violations of the Code and Accountability for Compliance with the Code

The Company, through the Board or the Audit Committee, is responsible for applying this Code to specific situations in which questions may arise and has the authority to interpret this Code in any particular situation. This Code is not intended to provide a comprehensive guideline for Covered Persons in relation to their business activities with the Company. Any Covered Person may seek clarification on the application of this Code from the Board or the Audit Committee.

Each Covered Person must:

1.           notify the Company of any existing or potential violation of this Code, and failure to do so is itself a breach of the Code; and

2.           not retaliate, directly or indirectly, or encourage others to do so, against any Covered Person for reports, made in good faith, of any misconduct or violations of the Code solely because that Covered Person raised a legitimate ethical issue.

The Board or the Audit Committee will take all action it considers appropriate to investigate any breach of the Code reported to it. All Covered Persons are required to cooperate fully with any such investigations and to provide truthful and accurate information. If the Board or the Audit Committee determines that a breach has occurred, it will take or authorize disciplinary or preventative action as it deems appropriate, after consultation with the Company’s counsel if warranted, up to and including termination of employment. Where appropriate, the Company will not limit itself to disciplinary action but may pursue legal action against the offending Covered Person involved. In some cases, the Company may have a legal or ethical obligation to call violations to the attention of appropriate enforcement authorities.

Compliance with the Code may be monitored by audits performed by the Board, Audit Committee, the Company’s counsel and/or by the Company’s outside auditors. All Covered Persons are required to cooperate fully with any such audits and to provide truthful and accurate information.

IX.	Waiver of the Code

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. Any request for a waiver of any provision of this Code must be in writing and addressed to the Board or the Audit Committee, if made by a director or officer; or the Chief Executive Officer or legal counsel, if made by an employee. Any waiver of this Code with respect to an officer or director must be approved by the Board or the Audit Committee, after consultation with the Company’s corporate or outside counsel, and will be disclosed as required by law, SEC regulations, or the rules and listing standards of any national securities exchange on which the Company’s securities may be listed.